DIRECTED ELECTRONICS, INC.
[NAME]
SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT

-i-

DIRECTED ELECTRONICS, INC.
[NAME]
SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT
     THIS SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT is made as of this 22nd day of September, 2006, by and among Directed Electronics, Inc., a Florida corporation (the “Company”), and [NAME] (the “Shareholder”).
Recitals
     A. Subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Shareholder, and the Shareholder desires to purchase from the Company, shares of the Company’s Common Stock.
     B. The Company and the Shareholder believe that it would be in the best interest of the Company to place certain restrictions upon the right of transfer of the Shares (as defined below).
     C. The directors of the Company, having considered the provisions of this Agreement, have resolved that, in their opinion, the restrictions upon the transfer of the Shares and the establishment of rights and obligations upon the occurrence of certain events, all as hereinafter set forth, are in the best interest of the Company and its shareholders.
Agreement
     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:
     1. Interpretation of this Agreement.
          1.1 Terms Defined. The following terms when used in this Agreement have the meanings set forth below:
          “Acquisition” shall have the meaning given to it in Section 2.3(i) of this Agreement.
          “Affiliate” means, at any time, a Person (other than a Subsidiary):
               (i) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company;
               (ii) that beneficially owns or holds five percent (5%) or more of any class of the Voting Stock of the Company; or
               (iii) five percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary;
at such time.
As used in this definition,
         Control - means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          “Agreement” means this Subscription and Shareholders’ Agreement, as amended, modified or supplemented from time to time.
          “Common Stock” means the Company’s common stock, par value $.01 per share.
          “Company” shall have the meaning given to it in the first sentence of this Agreement.
          “Credit Agreement” means the amended credit agreement that the Company has entered into or will enter into in connection with the Acquisition.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Incidental Registration” shall have the meaning given to it in Section 4.1(a) hereof.
          “Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, or a government or agency or political subdivision thereof.
          “Public Offering” shall mean, with respect to any shares of Common Stock, any sale in a transaction either registered under, or requiring registration under, Section 5 of the Securities Act.
          “Purchase Price” shall have the meaning given to it in Section 2.1(a) of this Agreement.
          “Registrable Securities” means all Securities of the Company which are subject to registration rights other than the Shares.
          “Registration Expenses” means all expenses incident to the Company’s performance of or compliance with Section 4.1 through Section 4.3, inclusive, including, without limitation:
               (i) all registration and filing fees;
               (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Shares);
               (iii) expenses of printing certificates for the Shares in a form eligible for deposit with the Depositary Trust Company;
               (iv) messenger and delivery expenses;
               (v) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties);
               (vi) fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance);
               (vii) securities acts liability insurance (if the Company elects to obtain such insurance);
               (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration;
               (ix) fees and expenses of other Persons retained by the Company; and

               (x) fees and expenses of one counsel for holders of securities to be registered, selected by the holders of a majority of Registrable Securities;
but not including any Selling Expenses.
          “SEC” means the Securities and Exchange Commission.
          “SEC Reports” shall have the meaning given to it in Section 2.2(e).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Selling Expenses” means and includes, with respect to any sale of Shares, any underwriting fees, discounts or commissions attributable to the sale of Shares, fees and expenses of more than one counsel representing all of the selling shareholders in a Public Offering, and any other selling expenses, discounts or commissions incurred in connection with the sale of Shares.
          “Shares” shall have the meaning given to it in Section 2.1(a) of this Agreement.
          “Shareholder” shall have the meaning given to it in the first sentence of this Agreement.
          “Stock Purchase Agreement” shall have the meaning given to it in Section 2.3(i) of this Agreement.
          “Subscription Closing” shall have the meaning given to it in Section 2.1(a) of this Agreement.
          “Subsidiary” means, as to any Person, any corporation in which such Person or one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person owns sufficient voting securities to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such corporation. The term “Subsidiary,” as used herein without reference to any Person, shall mean a Subsidiary of the Company.
          “Voting Stock” means, with respect to any Person, any shares of stock or similar equity interests of such Person whose holders are entitled under ordinary circumstances to vote for the election of directors or similar officials of such Person (irrespective of whether at the time stock or equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          1.2 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.
     2. Purchase of Shares.
          2.1 Purchase and Sale of Shares.
               (a) The Shareholder hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to the Shareholder, [               ] shares of Common Stock (the “Shares”) in exchange for an aggregate of $ [               ], or $12.40 per share (the “Purchase Price”). The purchase and sale of the Shares will be consummated concurrently with the Acquisition (the “Subscription Closing”).
               (b) Upon receipt of the Purchase Price from the Shareholder at the Subscription Closing, the Company shall deliver to the Shareholder a certificate representing the applicable Shares, registered in the name of the Shareholder.

     2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholder as follows:
               (a) Organization; Power and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of state of Florida. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
               (b) Authorization of Transaction; Agreement Binding. The Company has the corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.
               (c) Capitalization. The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, of which 24,769,197 are currently issued and outstanding (not giving effect to the shares issuable in connection with the Acquisition). The Shares acquired by the Shareholder pursuant to the provisions of this Agreement will be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof. The Company has made available to the Shareholder true and correct copies of the Company’s Articles of Incorporation and bylaws.
               (d) No Conflict. The execution, delivery and performance of this Agreement by the Company do not and will not violate, conflict with, or result in a breach of or default under (A) the Company’s Articles of Incorporation or bylaws; (B) any applicable law, order, judgment or decree; or (C) any agreement, contract, understanding, mortgage, indenture or other obligation to which the Company is a party or by which any of its assets or properties are bound. Without limiting the generality of the foregoing, the Company represents and warrants that its issuance and sale of the Shares to the Shareholder pursuant to the terms hereof are being conducted in accordance with and in reliance upon an exemption from registration under applicable federal and state securities laws.
               (e) SEC Reports. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, preceding the date hereof (the foregoing reports and all amendments thereto being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, none of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     2.3 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as follows:
               (a) State Securities Laws. The Shareholder is a resident of the state of [          ]. The Shareholder intends that the “blue sky” laws of such state govern the offering of the Shares to the Shareholder.
               (b) Capacity. The Shareholder has full capacity to execute and deliver, and to perform the Shareholder’s obligations under, this Agreement.

               (c) Agreement Binding. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.
               (d) Acquisition for Investment. The Shareholder is acquiring the Shares for investment solely for the Shareholder’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.
               (e) Restrictions on Transfer. The Shareholder understands that the Shareholder must bear the economic risk of the purchase of the Shares for an indefinite period of time because, except as provided in this Agreement, (i) the Company’s sale of the Shares to the Shareholder will not be registered under the Securities Act and applicable state securities laws in reliance on the Shareholder’s representations, (ii) the Shares may not be sold, transferred, pledged, or otherwise disposed of without an opinion of counsel, if requested, for or satisfactory to the Company that registration under the Securities Act or any applicable state securities laws is not required, and (iii) except as otherwise set forth herein, the Company does not have an obligation to register a sale of the Shares (or perfect any exemption) nor has it agreed to do so in the future.
               (f) Restrictive Legends. The Shareholder understands that the certificate(s) evidencing the Shares will bear a restrictive legend (as set forth in Section 3 below) prohibiting the transfer thereof except in compliance with applicable state and federal securities laws (and may not be transferred of record except in compliance therewith).
               (g) Access to Information. The Shareholder acknowledges that he has reviewed the SEC Reports and has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management, and prospects sufficient to enable the Shareholder to evaluate his investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.
               (h) Risks of Investment. The Shareholder understands that his investment in the Shares involves a significant degree of risk, including a risk of total loss of the Shareholder’s investment, and the Shareholder has full cognizance of and understands all of the risk factors related to the Shareholder’s purchase of the Shares and has read and fully understands the risk factors relating to the Company included in the SEC Reports, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Shareholder understands that no representation is being made as to the future value of the Common Stock. The Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of an investment in the Shares.
               (i) Risk Factors Related to the Acquisition. The Shareholder has reviewed, or has had an opportunity to review, copies of all documents entered into in connection with the acquisition of stock (the “Acquisition”) effected pursuant to that certain Stock Purchase Agreement, dated as of August 21, 2006 (including the exhibits and schedules thereto, the “Stock Purchase Agreement”), between the Company, Polk Holding Corp., a Maryland corporation, the “Sellers” named therein, and George Klopfer, as Sellers’ Representative. The Shareholder specifically acknowledges the Shareholder’s understanding that the Company intends to incur substantial additional debt to finance the Acquisition in the amount of $141 million pursuant to the Credit Agreement and that the presence of such substantial amounts of debt creates significant risks. The Shareholder further acknowledges that Goldman, Sachs & Co. and Trivest Partners are receiving fees in connection with the Acquisition.

               (j) Investor Status. At the time the Shareholder was offered the Shares, the Shareholder was, and at the date hereof the Shareholder is, (i) knowledgeable, sophisticated, and experienced in making, and qualified to make, decisions with respect to investments in securities representing an investment decision similar to that involved in the purchase of the Shares, including investments in securities issued by the Company and comparable entities, and has had the opportunity to request, receive, review, and consider all information he deemed relevant in making an informed decision to purchase the Shares; and (ii) an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Shareholder is not a registered broker-dealer under Section 15 of the Exchange Act.
               (k) General Solicitation. The Shareholder is not purchasing the Shares as a result of any advertisement, article, notice, or other communication regarding the Shares published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
               (l) Representations Relied Upon by Shareholder. The Shareholder is acquiring the Shares without having been furnished any representations or warranties of any kind whatsoever with respect to the business and financial condition of the Company, other than the representations and warranties contained in this Agreement.
          2.4 Tax Certifications and Acknowledgments. The Shareholder certifies under penalty of perjury that (a) the Social Security Number for the Shareholder provided under the Shareholder’s name on the signature page to this Agreement is correct, (b) the Shareholder is not subject to backup withholding either because the Shareholder has not been notified that the Shareholder is subject to backup withholding as a result of a failure to report all interest or dividends or because the Internal Revenue Service has notified the Shareholder that the Shareholder is no longer subject to backup withholding and (c) the Shareholder is not a nonresident alien.
     3. Additional Restrictions on Transfer.
          3.1 Legend. Certificates evidencing the Shares will contain the following legends:
THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT, DATED AS OF SEPTEMBER 22, 2006, THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE. A COPY OF SUCH SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT IS AVAILABLE FROM THE COMPANY UPON REQUEST.
          3.2 Opinion of Counsel. Except pursuant to Section 4, the Shareholder may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company, if requested, an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection therewith.

     4. Registration Rights.
          4.1 Incidental Registration.
               (a) Filing of Registration Statement. If the Company at any time proposes to register any of its Common Stock (an “Incidental Registration”) under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto, solely in connection with securities to be issued in a merger, acquisition of stock or assets of another Person or in a similar transaction, or relating solely to securities issued or to be issued under any employee stock option or purchase plan), for sale in a Public Offering, it will each such time give prompt written notice to the Shareholder of its intention to do so. Upon the written request of the Shareholder to include his Shares under such registration statement (which request shall be made within thirty (30) days after the receipt of any such notice and shall specify the Shares intended to be disposed of by the Shareholder), the Company will effect the registration of all Shares that the Company has been so requested to register by the Shareholder; provided, however, that if, at any time after giving written notice of its intention to register any securities, the Company shall determine for any reason not to register such securities or to delay or not complete that sale of any securities covered by such registration statement, the Company may, at its election, give written notice of such determination to the Shareholder and, thereupon, shall be relieved of its obligation to register any Shares in connection with such registration, and may withdraw the filing or effectiveness of such registration, provided the Company reimburse the Shareholder for any Selling Expenses incurred by Shareholder as a result of Shareholder’s request and the Company’s determination.
               (b) Selection of Underwriters. Notice of the Company’s intention to register such securities shall designate the proposed underwriters of such offering (which shall be one or more underwriting firms of recognized standing) and shall contain the Company’s agreement, if requested to do so, to arrange for such underwriters to include in such underwriting the Shares that the Company has been so requested to register pursuant to this Section 4.1, it being understood that the Shareholder shall have no right to select different underwriters for the disposition of his Shares.
               (c) Priority on Incidental Registrations. If the managing underwriter shall advise the Company in writing (with a copy to the Shareholder if he is requesting sale) that, in such underwriter’s opinion, the number of Shares requested to be included in such Incidental Registration exceeds the number that can be sold in such offering within a price range acceptable to the Company (such writing to state the basis of such opinion and the approximate number of Shares that may be included in such offering without such effect), the Company will be obligated to include in any such registration statement only such limited portion of the Shareholders’ Shares (which may be none) as is determined in good faith by such underwriter; provided that if any securities are being offered for the account of any Person other than the Company and the Shareholder, the reduction in the number of the Shareholder’s Shares included in such Incidental Registration shall not represent a greater percentage of the amount of the Shareholder’s Shares originally requested to be registered and sold in such registration than the lowest percentage reduction imposed upon any other Person’s securities.
          4.2 Registration Procedures. The Company will use its best efforts to effect each Incidental Registration, and to cooperate with the sale of such Shares in accordance with the intended method of disposition thereof as quickly as practicable, and the Company will as expeditiously as possible:
               (a) subject to the proviso to Section 4.1(a), prepare and file with the SEC the registration statement and use its best efforts to cause the Incidental Registration to become effective; provided, however, that before filing any registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the Shareholder, his counsel, and the underwriters, if any, and their counsel, copies of all such documents proposed to be filed a reasonable time (which, in the case of any original registration statement, shall be at least fifteen (15) days) prior thereto, which documents will be subject to the reasonable review, within such period, of the Shareholder, his counsel, and the underwriters; and the Company will not file any registration statement or amendment thereto or any prospectus or any supplement thereto to which the holders of a majority of Registrable Securities shall reasonably object in writing within such period (in the event of such objection the Shareholder shall have the right to withdraw his request);
               (b) subject, in the case of an Incidental Registration, to the proviso to Section 4.1(a), prepare and file with the SEC such amendments and post-effective amendments to any registration statement and any prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not to exceed 180 days (but no less than 120 days in the case of a shelf registration) and to comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such registration statement; and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act;
               (c) furnish to the Shareholder and the underwriter or underwriters, if any, without charge, at least one signed copy of the registration statement and any post-effective amendment thereto, upon request, and such number of conformed copies thereof and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the Securities Act), any amendments or supplements thereto and any documents incorporated by reference therein, as the Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Shares being sold by the Shareholder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by the Shareholder and the underwriter or underwriters, if any, in connection with the offering and sale of the Shares covered by the prospectus or any amendment or supplement thereto);
               (d) notify the Shareholder of any stop order or other order suspending the effectiveness of any registration statement, issued or threatened by the SEC in connection therewith, and take all reasonable actions required to prevent the entry of such stop order or to remove it or obtain withdrawal of it at the earliest possible moment if entered;
               (e) if requested by the managing underwriter or underwriters, if any, or the Shareholder in connection with any sale pursuant to a registration statement, promptly incorporate in a prospectus supplement, pre-effective amendment or post-effective amendment such information relating to such Public Offering as the managing underwriter or underwriters, if any, or the Shareholder reasonably requests to be included therein; and make all required filings of such prospectus supplement, pre-effective amendment or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement, pre-effective amendment or post-effective amendment including, but not limited to, the Shareholder’s request to include his shares pursuant to Section 4.1(a);
               (f) on or prior to the date on which an Incidental Registration is declared effective, use its best efforts to register or qualify, and cooperate with the Shareholder, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of the Shares covered by such Incidental Registration for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as the Shareholder or the managing underwriter, if any, reasonably requests in writing; use its best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective; and do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions reasonably requested of the Shares covered by such Incidental Registration; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process or required to submit to liability for state or local taxes in any such jurisdiction where it is not then so subject;
               (g) in connection with any sale pursuant to an Incidental Registration, cooperate with the Shareholder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Shares to be sold under such Incidental Registration, and enable such Shares to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or the Shareholder may request;
               (h) use its best efforts to cause the Shares to be registered with or approved by such other governmental agencies or authorities within the United States and having jurisdiction over the Company or any Subsidiary as may reasonably be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Shares;
               (i) enter into such agreements (including underwriting agreements in customary form) and take such other actions as the holders of a majority of Registrable Securities shall reasonably request in order to expedite or facilitate the disposition of such securities to be registered;
               (j) use its best efforts to obtain:
                    (i) at the time of effectiveness of each Incidental Registration, a “comfort letter” from the Company’s independent certified public accountants covering such matters of the type customarily covered by “cold comfort letters” as the holders of a majority of Registrable Securities and the underwriters reasonably request; and
                    (ii) at the time of any underwritten sale pursuant to the registration statement, a “bring-down comfort letter,” dated as of the date of such sale, from the Company’s independent certified public accountants covering such matters of the type customarily covered by comfort letters as the holders of a majority of Registrable Securities and the underwriters reasonably request;
               (k) use its best efforts to obtain, at the time of effectiveness of each Incidental Registration and at the time of any underwritten sale pursuant to each Incidental Registration, an opinion or opinions, favorable to the holders of a majority of Registrable Securities in form and scope, from counsel for the Company in customary form;
               (l) notify the Shareholder, upon discovery that, or upon the discovery of any event as a result of which, the prospectus included in such Incidental Registration, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare, file with the SEC and furnish to the Shareholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers or prospective purchasers of such Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made;
               (m) otherwise comply with all applicable rules and regulations of the SEC, and make generally available to its security holders (as contemplated by Section 11(a) under the Securities Act) an earning statement satisfying the provisions of Rule 158 under the Securities Act no later than ninety (90) days after the end of the twelve (12) month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12) month period;
               (n) provide and cause to be maintained a transfer agent and registrar for all Shares covered by each Incidental Registration from and after a date not later than the effective date of such Incidental Registration; and
               (o) use its best efforts to cause all Shares covered by each Incidental Registration to be listed subject to notice of issuance, prior to the date of first sale of such Shares pursuant to such Incidental Registration, on each securities exchange on which the Common Stock is then listed.
The Company may require the Shareholder to furnish the Company with such information in respect of the Shares and, if the Shares are not being offered in an underwritten offering, the proposed plan of distribution by the Shareholder, that will be included in such Incidental Registration as the Company may reasonably request in writing to assure compliance with applicable laws or regulations.
     4.3 Reasonable Investigation. The Company shall follow procedures customarily observed by issuers in Public Offerings, and accord to the Shareholder and the managing underwriters with respect to such offering, as the case may be, all rights customarily accorded to selling stockholders in secondary distributions and to managing underwriters if the transaction in question is or was an underwritten Public Offering, in each such case, as shall be reasonably necessary, in the opinion of the Shareholder or such underwriter, to enable it to conduct a “reasonable investigation” within the meaning of Section 11(b)(3) of the Securities Act and to satisfy the requirement of reasonable care imposed by Section 12(a)(2) of the Securities Act.
     4.4 Registration Expenses. The Company will pay all Registration Expenses in connection with each registration of Shares, including, without limitation, any such registration not effected by the Company. The holder of Shares shall pay his respective Selling Expenses pro rata on the basis of the Registrable Securities and Shares so registered and sold by such holder.
     4.5 Indemnification; Contribution.
               (a) Indemnification by the Company. The Company shall indemnify, to the fullest extent permitted by law, the Shareholder and his heirs, trustees and personal representatives, if any, and each underwriter, its officers, directors and agents, if any, and each Person, if any, who controls such underwriter within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, resulting from any violation by the Company of the provisions of the Securities Act or any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if amended or supplemented) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, except to the extent that such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information concerning the Shareholder furnished in writing to the Company by the Shareholder expressly for use therein. If the offering pursuant to any registration statement provided for under this Section 4 is made through underwriters, no action or failure to act on the part of such underwriters (whether or not such underwriter is an Affiliate of the Shareholder) shall affect the obligations of the Company to indemnify the Shareholder or any other Person pursuant to the preceding sentence. If the Company shall indemnify in a separate Underwriting Agreement any of the parties set forth in this Section 4.5(a), then the provisions of such Underwriting Agreement shall control and this Section 4.5(a) shall not apply as to any such parties with respect to that Public Offering.
               (b) Indemnification for Controlling Person Liability. In addition to the indemnification provided for in Section 4.5(a), the Company shall indemnify the Shareholder and his heirs and personal representatives, if any, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses, joint or several, in each case, under the Securities Act, the Exchange Act, common law or otherwise, resulting from:
                    (i) any violation by the Company of the provisions of the Securities Act or the Exchange Act;

                    (ii) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or amendment thereto or prospectus (and as amended or supplemented if amended or supplemented) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, whether or not, in each such case, the registration statement or amendment thereto or prospectus (or amendment or supplement thereto) or preliminary prospectus related or relates to any offering or sale of Shares by the Shareholder; and
                    (iii) any other untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary to make the statements in any document issued or delivered to any purchaser or potential purchaser or filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (in light of the circumstances under which they were made) not misleading, in each case, in connection with any offering or sale of securities of the Company by any Person, whether or not such securities offered or sold are or were registered or required to be registered under the Securities Act;
in each such case, to the extent that such losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses, joint or several, are alleged to result from or exist by virtue of the fact that the Shareholder controls or is alleged to control (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company or any Subsidiary or Affiliate, whether such claim or allegation arises under Section 15 of the Securities Act or Section 20 of the Exchange Act or otherwise; provided, however, that such indemnification shall not extend to losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information furnished in writing to the Company by such holder expressly for use therein, or from any such information provided by an underwriter selected by the holders or any of them.
          (c) Indemnification by the Holders. In connection with any registration statement in which the Shareholder is participating, the Shareholder, severally and not jointly, shall indemnify, to the fullest extent permitted by law, the Company, each underwriter (if the underwriter so requires) and their respective officers, directors and agents, if any, and each Person, if any, who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement is contained in or such omission is from information so concerning the Shareholder furnished in writing by the Shareholder expressly for use therein; provided, however, that the Shareholder’s obligations hereunder shall be limited to an amount equal to the proceeds to the Shareholder sold pursuant to such registration statement net of any Selling Expenses incurred by the Shareholder.
          (d) Control of Defense. Any Person entitled to indemnification under the provisions of this Section 4.5 shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying party to assume the defense of such claim at the expense of such indemnifying party, with counsel reasonably satisfactory to the indemnified party. If such defense is so assumed, such indemnifying party shall not be liable to such indemnified party for any legal fees and expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable fees of liaison with counsel so selected by the indemnifying party. Neither the indemnified party nor the indemnifying party shall enter into any settlement without the consent of the other party (which consent shall not be unreasonably withheld if such settlement does not attribute liability to such other party); and any underwriting agreement entered into with respect to any registration statement provided for under this Section 4 shall so provide, if required by the underwriter. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect to such claim, in which case the indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel for such indemnified party.
               (e) Contribution. If for any reason the foregoing indemnity is unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses:
                    (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other; or
                    (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.
Notwithstanding the foregoing, the Shareholder shall not be required to contribute any amount in excess of the amount the Shareholder would have been required to pay to an indemnified party if the indemnity under Section 4.5(b) hereof was available. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligation of any Person to contribute pursuant to this Section 4.5(e) shall be several and not joint.
               (f) Timing of Payments. Each indemnifying party, as an interim measure during the pendency of any claim, action, investigation, inquiry or proceeding arising out of or based upon any matter or subject for which indemnity (or contribution in lieu thereof) may be available to any indemnified party under this Section 4.5, will, subject to Section 4.5(d), promptly reimburse each indemnified party, as often as invoiced therefor (but in no event more often than monthly) for all reasonable legal or other expenses incurred in connection with the investigation or defense of any such claim, action, investigation, inquiry or proceeding, notwithstanding the absence of any judicial determination as to the propriety or enforceability of the indemnifying party’s obligation to reimburse the indemnified party for such expenses and notwithstanding the possibility that the obligations to pay such expenses might later have been held to be improper by a court of competent jurisdiction. To the extent that any such interim reimbursement is held to be improper, the indemnified party agrees to promptly return the amount so advanced to the indemnifying party, together with interest, compounded monthly, at the prime rate (or other commercial lending rate for borrowers of the highest credit standing) listed from time to time in The Wall Street Journal. Any such interim reimbursement payments which are not made to the indemnified party within thirty (30) days of a request therefor shall bear interest at such prime rate from the date of such request. To the extent required by any underwriter in connection with the execution of any underwriting agreement pursuant to which the Shareholder shall be selling any Shares, the Company shall agree to advancement of the expenses of such underwriter to at least the same extent as provided in this Section 4.5.
               (g) Survival. The indemnity and contribution agreements contained in this Section 4.5 shall remain in full force and effect, regardless of any investigation made by or on behalf of the Shareholder, his heirs, trustees and personal representatives, until the applicable statute of limitations has expired and shall survive the transfer of such Shares by the Shareholder.

          4.6 Holdback Agreements.
               (a) The Shareholder shall execute any restrictive agreement or “lock-up” agreement that any underwriter engaged by the Company in connection any underwritten Public Offering shall reasonably request; provided that:
                    (i) the restrictive or “lock-up” period thereunder is not more than one hundred eighty (180) days after the effective date of the registration statement for which such restrictive agreement or “lock-up” agreement is sought; and
                    (ii) the Shareholder shall not be required to make such agreement unless other holders of Registrable Securities are subject to the same restrictions.
               (b) The Company may impose stop-transfer instructions with respect to the Shares until the end of any restrictive period provided for pursuant to this Section 4.6.
               (c) In the event the Company withdraws any Incidental Registration, the aforementioned restrictive agreement or “lock-up” agreement shall immediately be terminated.
          4.7 Availability of Information. At any time that any class of Common Stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, the Company will comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act (whether or not it shall be required to do so pursuant to such Sections) and will comply with all other public information reporting requirements of the SEC from time to time in effect. In addition, the Company shall file such reports and information, and shall make available to the public and to the Shareholder such information, as shall be necessary to permit the Shareholder to offer and sell Shares pursuant to the provisions of Rules 144 and 144A promulgated under the Securities Act. The Company will also cooperate with each Shareholder in supplying such information as may be necessary for the Shareholder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the registration provisions of the Securities Act in connection with the sale of any Shares. The Company will furnish to the Shareholder or file via the EDGAR system, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its stockholders, and copies of all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the SEC.
          4.8 Limitations on Registration Rights. Notwithstanding anything to the contrary contained in this Agreement, the Company may delay the filing or effectiveness of, or may withdraw, any Incidental Registration at any time for any reason whatsoever; provided, however, that the Company shall be and remain obligated to pay all Registration Expenses and Selling Expenses, if any, incurred in connection therewith as set forth in this Agreement.
          4.9 Termination of Restrictions. Each and all of the provisions of this Agreement shall terminate immediately as to any of the Shares (but this Agreement shall remain in force with respect to any remaining Shares):
               (a) when a registration statement with respect to the sale of such Shares shall have become effective under the Securities Act and such Shares shall have been disposed of in accordance with such registration statement;
               (b) when such Shares shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act;

               (c) when such Shares shall have been otherwise transferred and subsequent disposition of them shall not require registration or qualification under the Securities Act or any similar state law then in force;
               (d) when such Shares are eligible for sale under Rule 144(k) under the Securities Act, or
               (e) when such Shares are sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.
     5. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
                    (a) If to the Company:
                          Directed Electronics, Inc.
                          1 Viper Way
                          Vista, CA 90281
                          Attention: James E. Minarik
                          Facsimile: (760) 598-6400
                          with copies to:
                          Greenberg Traurig, LLP
                          2375 East Camelback Road
                          Suite 700
                          Phoenix, AZ 85016
                          Attention: Bruce E. Macdonough
                                            Brian H. Blaney
                          Facsimile: (602) 445-8618
                    (b) If to the Shareholder or any holder(s) of Shares, to the address of the Shareholder set forth on the signature page hereto.
     Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
     6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
     7. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

     8. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.
     9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Shareholder and the Company, and their respective successors and assigns (including subsequent holders of the Shares) and, where applicable, heirs and personal representatives.
     10. Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the state of Florida without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF FLORIDA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSORS AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
     11. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.
     12. Remedies. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     13. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Shareholder and the Company.
     14. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.
     15. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, heirs, trustees and personal representatives, nothing expressed or implied in this Agreement (other than Section 4.5) is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns, heirs, trustees and personal representatives, any rights or remedies under or by reason of this Agreement.
     16. Transfers in Violation of Agreement. Any transfer or attempted transfer of any Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Shares as the owner of such stock for any purpose.

     17. Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Subscription and Shareholders’ Agreement as of the day and year first above written.

`	DIRECTED ELECTRONICS, INC.

By:

Name:

Title:

`	[NAME]

By:

Name:

Title:

Social Security Number:

`	Address for Notices:

`

`

`

Schedule to Exhibit 4.3
     The form of Subscription and Shareholders’ Agreement was executed by the following persons in the following amounts:

	NUMBER OF
PERSON	SHARES	PURCHASE PRICE
The Matthew S. Polk, Jr. Marital Trust	64,517	$800,010.80
George M. Klopfer Revocable Trust	64,517	$800,010.80
The James M. Herd Marital Trust	64,517	$800,010.80
Gary Davis	40,322	$499,992.80
Keith Ballard	16,129	$199,999.60
Daniel Hodgson	12,097	$150,002.80
Jeffrey Nelmec	8,064	$99,993.60
Michael Sharff	4,032	$49,996.80
Stuart Lumsden	4,032	$49,996.80
Dean Tassio	4,032	$49,996.80

TOTAL	282,259	$3,500,011.60